Add to Exhibit 99.77Q3 CERT


     The electronic format for filing FORM N-SAR does not provide adequate space for responding fully to Items 48. The complete answers are as follows:

Item 48

     Registrant is party to a management agreement (the "Agreement") with its investment adviser, American Century Investment Management, Inc. ("ACIM"). Under the Agreement, ACIM provides, directly or through affiliates and third parties, virtually all services necessary to manage Registrant's assets, including providing investment advice, obtaining custodial services, portfolio accounting and fund tax preparation, as well as administrative services for the Registrant and its shareholders, such as transfer agency and the printing and distribution of shareholder materials. Registrant provides multiple classes of its series. For the services ACIM provides under the Agreement, ACIM charges each class a single, unified fee equal to a predetermined annual percentage of the class's daily net assets. This unified fee rate varies by class as indicated below. The difference in the fee structure among the classes is the result of their separate arrangements for shareholder and distribution services and not the result of any difference in amounts charged by the adviser for core investment advisory services. Although the core investment advisory expense does not vary by class, the Agreement does not separately state this rate. As a result, Registrant's response to Item 48 reflects the unified fee rate specified in the Agreement for each class.
                Series No. 1

                Investor Class                           1.00%
                Institutional Class                      0.80%
                Advisor Class                            0.75%
                Class C                                  1.00%

                Series No. 2

                Investor Class                          1.00%
                Institutional Class                     0.80%
                Advisor Class                           0.75%
                Class C                                 1.00%


                Series No. 3

                Investor Class                          1.20%
                Institutional Class                     1.00%
                Advisor Class                           0.95%


                Series No. 4

                Investor Class                          1.25%
                Institutional Class                     1.05%
                Advisor Class                           1.00%
                Class C                                 1.25%

                Series No. 5

                Investor Class                           0.49%
                Institutional Class                      0.29%

                Series No. 6

                Investor Class                          0.70% to 0.90%
                Institutional Class                     0.50% to 0.70%
                Advisor Class                           0.45% to 0.65%
                Class C                                 0.70% to 0.90%